Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements of Keystone Property Trust on Form S-3 (File Nos. 333-58971, 333-59251, 333-67637, 333-74277, 333-77627, 333-89095, 333-92741, and 333-31504) and Form S-8 (File No. 333-70529) of our report dated May 8, 2003 with respect to the combined statements of revenue and certain expenses of the Berger Portfolio for the year ended December 31, 2002 included in the Current Report on Form 8-K/A dated May 23, 2003 of Keystone Property Trust filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 23, 2003